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Exhibit 10.17

[OPTIMER LOGO]

May 10, 2006

John Prunty
[address]

Dear John:

It is with great pleasure that I offer you the position of Chief Financial Officer with Optimer Pharmaceuticals, Inc. reporting to Dr. Michael N. Chang.

Associated with this opportunity, we offer the following compensation and benefits:

  1.
  Annual Salary: $210,000 US Dollars, paid semi-monthly.

  2.
  Optimer offers a competitive benefit package to you and your eligible dependents that includes Medical, Dental, 401(k), Vision, and Group Term Life Insurance.

  3.
  Stock Options: The Company will provide the Executive with the following long-term incentive compensation arrangement in accordance with the terms of Company's 1998 Incentive Stock Option Plan ("Stock Option Plan").

    Following commencement of your employment and pending approval by Optimer's Board of Directors, you will be granted an Option to purchase 220,000 shares of Optimer Pharmaceuticals, Inc. Common Stock at the exercise price equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board of Directors. The vesting schedule for this Option is over a four year period with a one-year cliff and monthly thereafter.

  4.
  Optimer has 11 official holidays. In addition, you will begin accruing paid vacation at a rate of 17 days per year (5.67 hours per pay period) beginning with your first pay period as a full-time employee. You will also be provided with 5 days of sick time per year.

  5.
  Severance/Acceleration:

  a.
  If your employment is terminated by the Company without Cause (as defined below) (other than by reason of death or Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)), then you shall be entitled to receive, subject to your execution of a general release of claims containing customary provisions and reasonably acceptable to the Company and your continued compliance with the provisions of your Employee Proprietary Information Agreement, continued payment of your then current base salary pursuant to the Company's standard payroll policies and subject to applicable withholding for a three month period following the date of such termination.

  b.
  If your employment is terminated by the Company without Cause (other than by reason of death or Disability) within 12 months after a Change of Control (as defined below), then you shall be entitled to receive, subject to your execution of a general release of claims containing customary provisions and reasonably acceptable to the Company and your continued compliance with the provisions of your Employee Proprietary Information Agreement, continued payment of your then current base salary pursuant to the Company's standard payroll policies and subject to applicable withholding for a six month period following the date of such termination, and all of your unvested options shall become immediately fully vested.

  c.
  If you are terminated without Cause, you shall only be entitled to the benefits set forth in either Section 5(a) or Section 5(b).

    d.
    For purposes herein, "Cause" shall mean (i) failure to perform your assigned duties or responsibilities as a service provider (other than a failure resulting from the your Disability) after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

    e.
    For purposes herein, "Change of Control" shall mean (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a merger or consolidation (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Corporation immediately prior to such event do not retain more than fifty percent (50%) of the voting power of and interest in the successor entity (excluding any transactions if the primary purpose of the transaction is to obtain financing from new or existing investors).

Please call to discuss a start date.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee handbook. You will also be expected to sign and comply with an Employee Proprietary Information Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You will receive an electronic copy of both our employee handbook and our Employee Proprietary Information Agreement for your review with this employment offer.

We look forward to working with you as part of the Optimer team. If you accept the position, please sign and return your acceptance letter to Diane McCarty, no later than May 15, 2006. If you have any questions, please e-mail or call me or Diane at your convenience.

Best Regards,

Michael Chang
Chief Executive Officer

I accept the offer as stipulated above:	Signature	Date

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  Exhibit 10.17